Exhibit 99.1

July 16, 2004	FOR IMMEDIATE RELEASE

WATERS INSTRUMENTS NAMED TO FORTUNE’S TOP 100 LIST

OF AMERICA’S FAST-GROWING SMALL PUBLIC COMPANIES

Minneapolis - Waters Instruments, Inc. (NASDAQ:WTRS) has been ranked as one of America’s fastest-growing small public companies according to a ranking published this month by Fortune Small Business magazine.  The company is number 78 on a list of 100 in the fourth annual ranking.

The small public companies in the “FSB 100” have annual revenue of less than $200 million and a stock price of more than $1.  Within that group, the companies are ranked based on earnings growth, revenue growth and stock performance over the past three years.

For the first nine months of fiscal year 2004, Waters net sales were $16.4 million, a 7.8 percent increase over the same period in 2003.  The company sold its Network Systems Division in March 2004 and expects continued strong performance from its Zareba Systems and Waters Medical Systems divisions.

“We are pleased to be recognized as one of the country’s fastest-growing small public companies because the ranking is symbolic of what we are trying to accomplish at Waters Instruments,” said President and Chief Executive Officer Jerry Grabowski.  “We began an effort in fiscal 2003 to be a $50 million company within five years and we are making progress toward that target.  The Fortune selection is a wonderful achievement.”

Grabowski said he expects the company’s growth opportunities to come from its focus on perimeter electric fence systems and from its medical business, which makes organ-transplant equipment.  “In addition, we will continue to broaden our product line by developing new and innovative products and to grow by strategic acquisitions,” he said.

Waters Instruments, Inc. is a customer-focused, market-driven provider of value-added technology solutions from two divisions - Zareba Systems, North America’s largest electric fence system manufacturer and Waters Medical Systems, the industry leader in products for preservation of kidneys for transplant and whole blood oximetry for cardiac catheterization labs.  A Minnesota corporation since 1960, the company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn.  The corporate web site is located at www.wtrs.com.

This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relating to (i) expected continued strong performance from both the Zareba Systems and Waters Medical Systems Divisions;  (ii) making progress toward becoming a $50 million company by fiscal 2008; (iii) growth opportunities from perimeter electric fence systems and the medical business, and (iv) growth from new products and strategic acquisitions are subject to risks, uncertainties and other factors, including general economic conditions, effectiveness and timing of such investments, changes and delays in product development plans and the resulting customer acceptance of new products.

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Contact:

Elaine Beckstrom

763-509-7447